Exhibit 99.1

Corsair Announces Planned Retirement of Founder and CEO Andy Paul and Appointment of Thi La as Company’s Next CEO

MILPITAS, CA, February 12, 2025 –Corsair Gaming, Inc. (Nasdaq: CRSR) (“Corsair” or the “Company”), a leading global provider and innovator of high-performance products for gamers, streamers, content-creators, and gaming PC builders, today announced the planned retirement of Andy Paul, Founder and Chief Executive Officer, from the company and its board effective July 1, 2025. As part of the planned transition, the board of directors appointed Thi La, currently Corsair’s President and Chief Operating Officer, as Chief Executive Officer, effective July 1, 2025.

Ms. La, an experienced leader in the computer and gaming industries, joined Corsair in 2010, and played an instrumental role in growing Corsair from a $300 million company to where it is today. La oversaw the expansion of the company’s product portfolio from a small range of DIY components, adding many gaming and streaming solutions to what is now a diverse gaming company with 30 different product lines. In December of 2021, La was appointed a member of Corsair’s Board of Directors. She has served as Chief Operating Officer since August 2013, and President since January 2021. From May 2010 to August 2013, she held the position of Senior Vice President and General Manager of the gaming PC component unit. Before her tenure at Corsair, La was Vice President of Global Operations and IT at Opnext, Inc., and the North America Consumer PC Product Line Director at HP, responsible for over $3 billion in revenue. Ms. La holds a B.S. in Electrical Engineering from San Jose State University.

Andy Paul, Founder and Chief Executive Officer of Corsair, commented, “After 31 incredible years leading this company, it is with mixed emotions that I announce my retirement. It has been the honor of a lifetime to witness the growth, challenges, and successes we’ve shared together. I am immensely proud of the team we’ve built, and the remarkable milestones we’ve reached. As I step down, I am excited to welcome Thi La as Corsair’s next CEO. Thi brings a wealth of experience, vision, and passion to this role, and I am confident she is the right leader to guide the company towards even greater achievements. I look forward to seeing all the remarkable growth and innovation that lies ahead.”

George Majoros, Jr., Chairman of the Board of Directors of Corsair Gaming, Inc., said, “Few people have single-handedly shaped a global industry in the way that Andy Paul has. On behalf of Corsair’s entire Board of Directors and its employees, we thank Andy for his three decades of leadership and wish him well in his retirement. At the same time, we are excited to appoint Thi La to be the Company’s next CEO effective July 1. We are confident that Thi is a proven executive with the track record and vision to lead Corsair into a new era of growth and innovation.”

Thi La, President and COO of Corsair, said, “I am honored the Board of Directors selected me to succeed Andy Paul as CEO, and I want to thank them for their confidence and support during this transition. Andy has achieved incredible success over the past 31 years, building Corsair into a global leader. I am personally thankful to him for his mentorship and support during my 14 year tenure with the company. My passion is to make great products for our enthusiast consumers, and my goal is to put customers first while accelerating Corsair’s growth. With our recent acquisition of Fanatec and the NVIDIA 5000 series launch, we are in a strong position to jump start the next phase of Corsair’s growth.”

Andy Paul and three other engineers founded Corsair in Silicon Valley in 1994. In the company’s earliest years, Paul focused on building hardware for serious gamers like overclocking memory and other world-class DIY components. Under Paul’s leadership and with Thi as President, Corsair expanded from hardware into peripherals through acquisitions and in-house innovation that have allowed the company to build leadership positions in new segments of the market.

About Corsair:

Corsair (Nasdaq: CRSR) is a leading global developer and manufacturer of high-performance products and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals, to premium streaming equipment and smart ambient lighting, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best. Corsair also sells products under its Fanatec brand, the leading end-to-end premium Sim Racing product line; Elgato brand, which provides premium studio equipment and accessories for content creators; SCUF Gaming brand, which builds custom-designed controllers for competitive gamers; Drop, the leading community-driven mechanical keyboard brand; and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs.

Forward Looking Statements

This press release contains express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s financial outlook for the full year 2025; market headwinds and tailwinds, including its expectations regarding the gaming market’s continued growth; new product launches, the entry into new product categories and demand for new products; the Company’s ability to successfully close and integrate acquisitions and expectations regarding the growth of these acquisitions as well as their estimated impact on the Company’s financial results in future periods and the size of markets and segments in the future. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history, which makes it difficult to forecast the Company’s future results of operations; current macroeconomic conditions, including the impacts of high inflation and risk of recession, on demand for our products, consumer confidence and financial markets generally; the Company’s ability to build and maintain the strength of the Company’s brand among gaming and streaming enthusiasts and ability to continuously develop and successfully market new products and improvements to existing products; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; fluctuations in operating results; the loss or inability to attract and retain key management; the impacts from geopolitical events and unrest; delays or disruptions at the Company or third-parties’ manufacturing and distribution facilities; and the other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) and our subsequent filings with the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Investor Relations Contact: Ronald van Veen ir@corsair.com 510-578-1407	Media Contact: Timothy Biba tbiba@soleburystrat.com 203-428-3222